Exhibit 3.2

ARTICLES OF MERGER

OF

MOBILE INFRASTRUCTURE CORPORATION

(a Maryland corporation)

WITH AND INTO

FIFTH WALL ACQUISITION CORP. III

(a Maryland corporation)

Mobile Infrastructure Corporation, a Maryland corporation (the “Merging Corporation”), and Fifth Wall Acquisition Corp. III, a Maryland corporation (the “Surviving Corporation”), do hereby certify to the State Department of Assessments and Taxation of Maryland as follows:

FIRST: The Merging Corporation and the Surviving Corporation agree to effect a merger (the “Merger”) of the Merging Corporation with and into the Surviving Corporation, upon the terms and conditions set forth herein and in that certain Agreement and Plan of Merger, dated as of December 13, 2022, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of March 23, 2023 (the “Merger Agreement”), by and among the Merging Corporation, the Surviving Corporation and Queen Merger Corp. I.

SECOND: The Surviving Corporation is a Maryland corporation and shall survive the Merger as the successor entity and, pursuant to these Articles of Merger, the name of the Surviving Corporation is hereby amended to Mobile Infrastructure Corporation. The principal office in Maryland of the Surviving Corporation is located in Baltimore City.

THIRD: The Merging Corporation is a Maryland corporation. The principal office of the Merging Corporation in the State of Maryland is located in Baltimore County. The Merging Corporation owns no interest in land in the State of Maryland.

FOURTH: The Merger was advised, authorized and approved by the Surviving Corporation in the manner and by the vote required by the laws of the State of Maryland and its charter as follows:

(a) The board of directors of the Surviving Corporation approved and adopted, at a duly called meeting of the board at which a quorum was present, by the vote of a majority of the entire board of directors, resolutions that approved and adopted the Merger Agreement and approved the Merger and the consummation of the other transactions contemplated by the Merger Agreement.

(b) Approval of the Merger by the stockholders of the Surviving Corporation is not required pursuant to Section 3-105(a)(7)(i) of the Maryland General Corporation Law.

FIFTH: The Merger was advised, authorized and approved by the Merging Corporation in the manner and by the vote required by the laws of the State of Maryland and its charter as follows:

(a) The board of directors of the Merging Corporation approved and adopted, at a duly called meeting of the board at which a quorum of the members of the board of directors was present, resolutions that approved and adopted the Merger Agreement, declared advisable, approved and authorized the entry into the Merger Agreement, the Merger and the consummation of the other transactions contemplated by the Merger Agreement, and directed that the Merger be submitted to the holders of the Merging Corporation’s common stock, par value $0.0001 per share (the “Common Stock”), for their consideration.

(b) At a special meeting of stockholders duly called and held, the Merger and the other transactions contemplated by the Merger Agreement were approved by the affirmative vote of the holders of the Common Stock of a majority of all of the votes entitled to be cast on such matters.

SIXTH: The total number of shares of all classes of stock that the Surviving Corporation has the authority to issue is 600,000,000 shares, consisting of 500,000,000 shares of common stock, par value $0.0001 per share, 100,000,000 shares of preferred stock, par value $0.0001 per share, of which 50,000 shares are designated as Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share, 97,000 shares are designated as Series 1 Convertible Redeemable Preferred Stock, par value $0.0001 per share, and 60,000 shares are designated as Series 2 Convertible Preferred Stock, par value $0.0001 per share. The aggregate par value of all the shares of all classes having par value is $60,000.

SEVENTH: The total number of shares of all classes of stock that the Merging Corporation has authority to issue is 100,000 shares of common stock, $0.01 par value per share (“Merging Corporation Common Stock”). The aggregate par value of all the shares of stock of all classes having par value is $1,000.

EIGHTH: At the Effective Time (as defined below), the Merging Corporation shall be merged with and into the Surviving Corporation; and, thereupon, the Surviving Corporation shall possess any and all purposes and powers of the Merging Corporation; and all leases, licenses, property, rights, privileges and powers of whatever nature and description of the Merging Corporation shall be transferred to, vested in and devolved upon the Surviving Corporation, without further act or deed, and all of the debts, liabilities, duties and obligations of the Merging Corporation will become the debts, liabilities, duties and obligations of Surviving Corporation. At the Effective Time, as more fully set forth in the Merger Agreement:

(a) each share of Merging Corporation Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding, shall be automatically cancelled and shall cease to exist; and

(b) each share of all classes of stock of the Surviving Corporation issued and outstanding immediately prior to the Effective Time shall remain outstanding and be unaffected by the Merger.

NINTH: The Merger shall become effective as of 10:08 a.m., Eastern time, on August 25, 2023 (the “Effective Time”).

TENTH: Each of the undersigned acknowledges these Articles of Merger to be the act and deed of the respective entity on behalf of which he or she has signed, and further, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts relating to the entity on whose behalf he or she has signed are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, these Articles of Merger are hereby signed in the name of and have been duly executed, as of the 25th day of August, 2023, on behalf of the Surviving Corporation by its officer set forth below, and on behalf of the Merging Corporation by its officer set forth below.

ATTEST:		SURVIVING CORPORATION:

FIFTH WALL ACQUISITION CORP. III., a Maryland corporation

	/s/ Andriy Mykhaylovskyy	By:	/s/ Brendan Wallace
Name:	Andriy Mykhaylovskyy	Name:	Brendan Wallace
Title:	Chief Financial Officer	Title:	Chief Executive Officer

ATTEST:		MERGING CORPORATION:

MOBILE INFRASTRUCTURE CORPORATION, a Maryland corporation

	/s/ Stephanie Hogue	By:	/s/ Manuel Chavez III
Name:	Stephanie Hogue	Name:	Manuel Chavez III
Title:	Chief Financial Officer and Secretary	Title:	Chief Executive Officer